POWERSAFE TECHNOLOGIES CORP. (PSFT.BB)

Shares outstanding: 2.4 million
12/16/08 bid–ask: $0.75-$0.84

 3D field profile for a photodetector based on internal discrete amplification

 PowerSafe Technologies Corp. (PSFT.BB)

On March 31, 2008 we changed control, were recapitalized and executed a merger agreement with Amplification Technologies, Inc. (“ATI”) providing, among other things, for the merger of its wholly owned subsidiary, with and into ATI, with ATI surviving as PSFT’s wholly-owned subsidiary. PSFT invested about $1.3 million into ATI in the form of a non convertible preferred. This investment is our primary asset. The merger is expected to close by mid –January ‘09. PSFT and ATI are currently under common control.

In general, the introduction of semiconductor chips has revolutionized technology. One of the few areas of technology which doesn’t primarily use semiconductor chips but rather still uses primarily vacuum tube technology is highly sensitive photodetection. Sensitive photodetectors are essential components of numerous commercial products in markets such as medical imaging, scientific instrumentation and security/defense.

ATI’s scientists have invented an extremely sensitive semiconductor photodetector technology that we believe has significant performance and cost advantages over traditional technology, and that is positioned as a next generation solid state technology for low level light detection.

ATI’s platform semiconductor technology allows for amplification with very low noise of weak signals. It is applicable to, and has been patented to encompass, detection of signals other than light, and can in principle be used to create biological, radiological, electrical, and chemical sensors. Over time the technology has the potential to introduce transformational changes in a multitude of industries, from medical diagnostics and drug development to telecommunications and defense.

Amplification Technologies is currently introducing its first products to the market and expects them to be available for commercial sale in 2009. ATI believes that the ultimate market addressed by its products is in the multi-billion dollar range. Over $8 million has been invested in ATI to date. In addition, ATI has received over $750,000 in government grants. It has no funded debt. PSFT anticipates that the combined companies will require approximately an additional $4 million to fund their operations over the next 12 months.

In August ’08, in connection with the completion of phase II of a NASA SBIR grant, the company announced that it successfully extended its technology from silicon to an InGaAs/InP material system, and from visible light wavelengths into the near infrared spectrum, in the process developing the world’s best performing high gain solid state photomultiplier for near infrared wavelengths of 1000-1700 nm. ATI has sold products to NASA/JPL and NIST for research applications. The Company believes that it will obtain additional funding thru NASA in ’09.

Market Opportunity

ATI is initially targeting the existing market for sensitive photo-detectors (photomultiplier tubes and avalanche photodiodes). Within this market, developing a detector chip for PET medical imaging systems is one of the priorities for ATI due to the large cost of detectors in such systems. The world’s leading PET system manufacturers are seeking solid state solutions to replace photomultiplier tubes in the next generation of scanners. ATI has successfully produced prototypes of such chips and has commenced preliminary testing of prototypes with two of those manufacturers.

ATI anticipates that its earliest sales will be to the scientific instrumentation market. Homeland security is another key market. We expect that the availability of its detectors will expand existing markets and create new ones. Ultimately, we estimate an overall addressable market in the multi-billion dollar range.

Intellectual Property

ATI fully owns its intellectual property. In April 2005 it was issued its cornerstone patent, United States Patent # 6,885,827 titled “High sensitivity, high resolution detection of signals.” Another patent, US #7,085,502, was granted in August 2006. ATI has filed one more patent application and plans to file additional patent applications to further protect its intellectual property. International patent applications have been filed as well.

Validation
ATI has made numerous presentations at scientific conferences where the technology generated very strong interest. The Company has also been awarded three US Government SBIR grants:

•	NASA grant - “High Sensitivity Photon Counting Detectors for Deep Space Optical Communications” (January 2004 and October 2005)

•	Department of Energy grant - "UV-Sensitive Solid State Photodetector for Dark Matter Detection Using Liquid Xenon" (June 2005)

•	Department of Energy grant - "Novel Solid State Photodetector to Enable Future Scintillating Fiber Detection Experiments" (June 2005)

Team

ATI’s management is led by President and COO R. S. Krishnaswamy, who brings to the Company very extensive business development experience (MRC, Veeco, Agave). The company’s scientific team is headed by its two founding scientists, Dr. V.E. Shubin and Dmitry Shushakov, who have done pioneering work in, and are world leading experts in, the field of sensors and photo-detectors. ATI employs 10 PhDs and 34 full and part time employees in total in the US and abroad.

Capitalization

PSFT has 2,371,237 shares of common stock issued and outstanding, or committed to be issued.

On a pro forma basis, as of 12/31/08 and after the merger with ATI, the issued and outstanding capital stock of PSFT will consist of approximately: (a) 11,000,000 shares of common stock, (b) 43,459 shares of Series A Preferred Stock, which are convertible into an aggregate of 1,027,985 shares of common stock, (c) up to $2,000,000 liquidation preference non-convertible Series B Preferred Stock, and (d) up to 1,150,000 shares reserved for issuance to satisfy option awards and similar obligations.

A number of statements contained herein are forward-looking statements, which are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of PowerSafe and Amplification. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, and in evaluating an investment in PowerSafe, prospective investors should review carefully various risks and uncertainties inherit herein and those set forth in PowerSafe’s SEC filings and such other matters as are in such filings, which may be viewed at www.sec.gov

For additional information, please contact:

Jack N. Mayer

jnm@amplificationtechnologies.com

Amplification Technologies, Inc.

1400 Coney Island Avenue, Brooklyn, NY 11230

(718) 951-8021 (phone)	(718) 951-8030 (fax)

www.amplificationtechnologies.com